EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agree to the joint filing of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of Innovative Solutions and Support, Inc., a Pennsylvania corporation, and that this agreement be included as an Exhibit 99.1 to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments, and for the completeness and accuracy of the information concerning such party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other party making the filing unless such party knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, each of the undersigned hereby executes this agreement as of February 26, 2024.

ESTATE OF GEOFFREY S. M. HEDRICK

By:	/s/ Christopher Scott Ginieczki
	Name:	Christopher Scott Ginieczki
	Title:	Personal Representative of the Estate of Geoffrey S. M. Hedrick

/s/ Christopher Scott Ginieczki
Christopher Scott Ginieczki, as Personal Representative of the Estate of Geoffrey S. M. Hedrick